Exhibit 99.2

June 2, 2005

Marshall Loeb

31 Montrose Road

Scarsdale, NY  10583

Dear Marshall:

Under Delaware law, priceline.com Incorporated (“priceline.com”) is permitted to provide broad indemnification protection for its current and former directors in appropriate circumstances.  Priceline.com will indemnify you, your heirs, executors and personal and legal representatives to the maximum extent permitted by Delaware law, with respect to any claims against you for any of your acts or omissions during your period of service as a director of priceline.com, in accordance with Paragraph Seventh of priceline.com’s Amended and Restated Certificate of Incorporation.  This means that priceline.com will indemnify you for the reasonable costs of separate legal counsel for you (should you choose to retain counsel) and also for other amounts you may be required to pay (such as fines or penalties or damages).

There are some limited circumstances under which Delaware law may not permit indemnification, and that may require you to repay amounts paid by priceline.com on your behalf.  Those circumstances include those set forth in Section 145 of the Delaware General Corporation Law and those set forth in Article Four of Paragraph Fifth of priceline.com’s Amended and Restated Certificate of Incorporation.  Under any of those circumstances, you undertake and promise to repay the amounts advanced under this indemnity.

Sincerely,

PRICELINE.COM INCORPORATED

	By:	/s/ Peter J. Millones
Peter J. Millones
Executive Vice President, General Counsel

AGREED TO THIS DAY OF
JUNE, 2005

/s/ Marshall Loeb
Marshall Loeb